Exhibit M-6

[Kim & Chang Letterhead]

The Korea Development Bank

14, Eunhaeng-ro

Yeongdeungpo-gu, Seoul 07242

The Republic of Korea

Re:	The Korea Development Bank

Ladies and Gentlemen:

We have acted as Korean legal counsel for The Korea Development Bank (“KDB”), a statutory juridical entity established in the Republic of Korea (“Korea”) under the Korea Development Bank Act of 1953, as amended (the “KDB Act”), in connection with KDB’s offering pursuant to a registration statement (file number: 333-203739) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”) of US$500,000,000 2.50% Notes due 2021 (the “2021 Notes”) and US$1,000,000,000 3.00% Notes due 2026 (the “2026 Notes”, together with the 2021 Notes, the “Notes”) to be issued under the Fiscal Agency Agreement dated February 15, 1991, as amended by Amendment No. 1 thereto dated as of June 25, 2004, and entered into by and between KDB and the fiscal agent named therein (the “Fiscal Agency Agreement”).

In connection with providing legal opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the documents, records, certificates of public officials and other instruments as we have deemed necessary or advisable. In such examination, we have assumed the genuineness of all signatures, stamps and seals, the legal capacity of natural persons, the authenticity, accuracy and up-to-datedness of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to any facts material to the opinions set forth herein, which we did not independently establish or verify, we have relied upon statements and representations of officials and other representatives of KDB.

In addition, and without prejudice to the generality of the immediately preceding paragraph, in arriving at the opinion expressed below, we have examined the following specific documents relating to the Notes:

(a)	the Registration Statement;

(b)	the Prospectus dated June 18, 2015 as supplemented by the Prospectus Supplement dated January 6, 2016 relating to the Notes (collectively, the “Prospectus”);

(c)	an executed copy of the Fiscal Agency Agreement;

(d)	a copy of the executed and authenticated 2021 Notes in global form;

(e)	a copy of the executed and authenticated 2026 Notes in global form;

(f)	a copy of the portion of the board of directors’ approval for the KDB fiscal year 2016 Business Plan as of December 30, 2015 including foreign currency denominated securities;

(g)	copies of the articles of incorporation and the commercial registry extracts;

(h)	a copy of the internal approval granted by the Chairman and CEO of KDB on December 23, 2015 authorizing the issue of the Notes;

(i)	copies of specimen signatures of the authorized signatories of KDB and

(j)	a copy of the report submitted to and accepted by the Ministry of Strategy and Finance as of December 23, 2015 regarding the issuance of the Notes by KDB.

Our opinion is limited to matters governed by the laws of Korea in force at the date hereof and we do not express any opinion on any matters governed by or construed in accordance with the laws of any other jurisdiction.

Based upon the foregoing and subject to further qualifications set forth below, it is our opinion that:

1.	KDB is a statutory juridical entity duly established under the KDB Act and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

2.	The Fiscal Agency Agreement has been duly authorized and executed by KDB;

3.	The statements in the Prospectus concerning matters of Korean law (except for the financial statements and related schedules and other financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects; and

4.	The Notes have been duly authorized, executed, issued and delivered by KDB and constitute valid, binding and enforceable obligations of KDB.

The opinions set forth above are subject to the following qualifications: (a) the obligations of KDB under the Notes and the Fiscal Agency Agreement and the enforcement thereof may be limited or affected by laws governing bankruptcy, insolvency, fraudulent conveyance, liquidation, composition, rehabilitation, moratorium, corporate restructuring or other similar laws of Korea (including, without limitation, the Law Concerning the Restructuring of the Finance Industry), which generally affect the rights of creditors or creditor financial institutions; (b) the obligations of KDB under the Notes and the Fiscal Agency Agreement and the enforcement thereof may be also affected or limited by the general principle of good morals and other social order and the general principle of good faith and fairness provided for in the Civil Code of Korea.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Very truly yours,

/s/ Kim & Chang
Kim & Chang

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